Exhibit 3.1.1
ARTICLES OF AMENDMENT
TO ARTICLES OF AMENDMENT AND RESTATEMENT TO
ARTICLES OF INCORPORATION
OF
GLADSTONE COMMERCIAL CORPORATION
     Gladstone Commercial Corporation, a Maryland corporation (the “Corporation”), having its principal office at c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, MD 21202, hereby certifies to the State Department of Assessments and Taxation that:
     One: The Corporation desires to amend Article FOURTH of the Articles of Incorporation of the Corporation.
     Two: These Articles of Amendment were duly adopted by the Board of Directors of the Corporation and approved by the stockholders of the Corporation.
     Three: Immediately prior to the filing of these Articles of Amendment, the Corporation has 20,000,000 shares of authorized capital stock, $0.001 par value per share, 17,700,000 of which are designated as common stock, 1,150,000 of which are designated as Series A Preferred Stock, and 1,150,000 of which are designated as Series B Preferred Stock, with such capital stock having an aggregate par value of $20,000.00;
     Four: Immediately following the filing of these Articles of Amendment, the Corporation will have 50,000,000 shares of authorized capital stock, $0.001 par value per share, 47,700,000 of which will be designated as common stock, 1,150,000 of which will be designated as Series A Preferred Stock, and 1,150,000 of which will be designated as Series B Preferred Stock, with such capital stock having an aggregate par value of $50,000.00;
     Five: The description of each class of authorized stock of the Corporation, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, will be unchanged by the filing of these Articles of Amendment;
     Six: Article FOURTH of the Articles of Incorporation of the Corporation is hereby amended by striking Article FOURTH of the Articles of Incorporation and inserting the following in lieu thereof:
FOURTH: The total number of shares of capital stock which the Corporation has the authority to issue is Fifty Million (50,000,000) shares of common stock, with a par value of $0.001 per share.
     IN WITNESS WHEREOF, I, David Gladstone, Chief Executive Officer of Gladstone Commercial Corporation, hereby acknowledge on behalf of Gladstone Commercial Corporation that the foregoing Articles of Amendment are the corporate act of the Corporation under penalties of perjury this 28th day of August, 2008.

/s/ David Gladstone
David Gladstone, Chief Executive Officer

WITNESS:
/s/ Terry Brubaker
Terry L. Brubaker, Secretary